Exhibit 10.3

ASSET ENTITIES INC.

100 Crescent Ct, 7th Floor

Dallas, TX 75201

August 15, 2023

Arman Sarkhani

c/o Asset Entities Inc.

100 Crescent Ct, 7th Floor

Dallas, TX 75201

Re:	Modification to Employment Terms

Dear Arman:

Reference is made to that certain letter agreement dated April 21, 2022, between you and Asset Entities Inc. (the “Agreement”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Agreement.

On August 10, 2023, the Compensation Committee of the board of directors of the Company granted a raise to your annual salary to $150,000 per year, effective September 1, 2023. Accordingly, we hereby agree to modify your employment terms by amending the third paragraph of the Agreement to add the following sentence:

“Effective as of September 1, 2023, your salary will increase to $150,000 per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule and you will continue to be eligible to receive an annual cash bonus as determined by the Board of Directors.”

Except as expressly set forth in this written modification, all terms and conditions of the Agreement shall remain in full force and effect. Please sign below if you wish to accept the terms of the Agreement as modified herein.

Very truly yours,

Asset Entities Inc.

By:	/s/ Arshia Sarkhani
Name:	Arshia Sarkhani
Title:	Chief Executive Officer

AGREED AND ACKNOWLEDGED:

/s/ Arman Sarkhani
Arman Sarkhani